Exhibit 99.1
NEWS RELEASE
W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal Year 2016 Fourth Quarter and Year-end Financial Results

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Q4 Revenues increased $9.6 million or 9.1% vs. 2015 Q4

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Q4 Net loss of $13.8 million, an improvement of $8.8 million vs. 2015 Q4

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FY 2016 Revenues increased $18.9 million or 3.0% vs. 2015

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FY Net Income of $14.8 million vs. a net loss of $19.6 million in 2015, a $34.3 million improvement

GREENVILLE, Wis., March 15, 2017 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2016 fourth quarter and year ended December 31, 2016.

Joseph M. Yorio, President and Chief Executive Officer, stated, “We closed out 2016 strong and I’m pleased with what our team accomplished throughout the year.  Our exceptional 9% growth in Q4 capped off a year in which we saw 3% growth overall.  Achieving back-to-back years of growth is a strong step for our Company and we did so while lowering SG&A by over 4% and continuing to invest in our business.  Operating Income increased by more than $21 million and Adjusted EBITDA for the fiscal year grew by 13.5%.  While accommodating growth and driving cost reductions, our operational performance has been exceptional and our Fulfillment Centers and support departments continue to deliver exceptional service for our customers.  As we enter the new fiscal year, our team remains laser-focused on strengthening our product assortment, deploying our innovative team-based sales model, and generating new revenue in existing categories and markets, as well as in new developing areas.  Operationally, we continue to build Process Excellence into everything we do and it is having an impact; this is who we are and this is the culture we continue to build, evolve and embrace.  We energetically enter fiscal 2017 with a strengthening platform upon which to continue building shareholder value.”

Q4 Results (for the three months ended December 31, 2016 and December 26, 2015)

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Revenues were $115.2 million, an increase of $9.6 million or 9.1%, as compared to revenues of $105.6 million.  Distribution segment revenues of $97.2 million increased by $9.1 million or 10.4%, as compared to $88.1 million.  Furniture category revenues grew by $7.3 million or 20.6% and Supply category revenues grew by $2.7 million or 6.8%, reflecting strong demand for the Company’s solutions and the benefits of the new sales coverage model, implemented in fiscal 2016.  Additionally, Instructional Solutions category revenues grew by $0.4 million or 6.0%.  These increases were offset by modest declines in the AV Tech and Agendas categories, which declined by $0.5 million and $0.5 million, respectively.  Curriculum segment revenues of $18.0 million increased $0.5 million or 2.8%, as compared to revenues of $17.5 million in the comparable prior year quarter.  Growth in Curriculum was driven by a $0.9 million or 23.0% increase in the Reading category, offset by a $0.4 million or 3.1% decline in the Science category.

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Overall gross margin was 32.4% as compared to 33.3% in the fourth quarter of 2015, a decline of 90 basis points (“bps”).  Distribution segment gross margin was 30.7% as compared to 30.4%, an increase of 30 bps.  Gross margins for the majority of product categories within the Distribution segment increased year-over-

year, offset by lower gross margins in the Agendas category and a modest decline in the Supplies category.   Curriculum segment gross margin was 41.6% as compared to 48.1%, a decline of 650 bps.  The decline in Curriculum segment gross margin was primarily due to incremental product development amortization, which adversely affected gross margins by $1.0 million or approximately 570 bps, with a shift in product mix contributing to the remaining decline.

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Selling, General & Administrative (“SG&A”) expenses were $50.3 million as compared to $54.0 million, a decrease of $3.8 million or 7.0%.  This was primarily related to a $1.5 million decline in depreciation and amortization expense, as well as lower compensation and benefit costs compared to the prior year period.  These reductions to SG&A were partially offset by higher transportation costs, and an increase in sales and marketing and catalog-related expenses.  Additionally, the fiscal 2016 period included 14 weeks whereas the fiscal 2015 fourth quarter included 13 weeks, resulting in higher SG&A costs of approximately $1.5 million.  As a percent of revenue, SG&A decreased from 51.2% for the three months ended December 26, 2015 to 43.6% for the three months ended December 31, 2016.

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Operating loss was $14.0 million as compared to an operating loss of $19.4 million in the comparable year-ago period, an improvement of $5.4 million.  Net loss was $13.8 million as compared to a net loss of $22.7 million, an improvement of $8.8 million.  The Company recorded a benefit from income taxes in the fiscal 2016 fourth quarter of $4.5 million as compared to a benefit from income taxes of $1.1 million in the comparable fiscal 2015 period.

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Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $5.6 million, as compared to an Adjusted EBITDA loss of $10.9 million in the comparable 2015 period, an improvement of $5.3 million.

Fiscal 2016 Year-End Results (for the twelve months ended December 31, 2016 and December 26, 2015)

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Revenues were $656.3 million, an increase of $18.9 million or 3.0%, as compared to revenues of $637.5 million.  Distribution segment revenues of $550.9 million increased $8.6 million or 1.6%.  Revenues from the Company’s two largest product categories, Supplies and Furniture, increased by $5.5 million and $13.4 million, respectively, offsetting declines of $4.7 million and $4.5 million in the AV Tech and Agendas categories, respectively.  Curriculum segment revenues of $105.5 million increased $10.3 million or 10.8%, as compared to revenues of $95.2 million for the fiscal 2015 twelve-month period.  Strong demand for the Company’s Next-Generation FOSS products helped drive a 13.6% increase in Science revenues, and new solutions launched in fiscal 2016, coupled with structural changes in the Reading Sales organization, led to a 2.8% increase in the Reading category.

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Gross margin of 36.6% compared to 36.5% in the twelve-month period of 2015 was an increase of 10 basis points.  Distribution segment gross margin was 33.7% as compared to 34.4%, a decline of 70 bps.  This decline was directly related to a shift in product mix and an increase in the volume of orders placed through strategic purchasing and co-operative agreements and higher e-tail sales, which tend to carry lower gross margins.  Partially offsetting this was a 25 bps impact related to lower product development amortization in the Agendas product category. Curriculum segment gross margin was 51.4% as compared to 48.1%, an increase of 330 bps.  The improvement in Curriculum segment gross margin was primarily related to $2.6 million of lower product development amortization in the current year, and higher product margins related to new Curriculum products.  Partially offsetting this gain was a shift in mix towards the Science category.

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SG&A expenses were $215.2 million as compared to $224.9 million, a decrease of $9.7 million or 4.3%.  Driving the year-over-year improvements were lower overall compensation and benefit costs of $3.5 million, which included the positive impact of $2.6 million less commission expense and the negative impact of $1.5 million of incremental payroll costs associated with an additional week in fiscal 2016, as compared to fiscal

2015.  The balance reflects the impact of lower overall staffing levels.  Additionally, depreciation and amortization expenses in SG&A were down approximately $4.6 million in fiscal 2016, as compared to the fifty-two week period ended December 26, 2015, due partially to the prior year write-off of the intangible asset associated with Agenda content.  Finally, fiscal 2016 benefited from a net foreign currency gain of $0.7 million due to the Canadian dollar strengthening versus the U.S. dollar, as compared to a net foreign currency loss in the comparable 2015 period of $1.2 million.  The above were partially offset by increases in non-wage and catalog-related Marketing & Selling activities of $1.9 million; an increase in net catalog costs of $0.7 million; and higher variable outbound transportation costs of $0.6 million, which are a direct result of higher revenue in fiscal 2016 compared to the prior year.  As a percent of revenue, SG&A decreased from 35.3% for the fifty-two weeks ended December 26, 2015 to 32.8% for fiscal 2016.

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Operating income was $23.0 million, as compared to operating income of $1.6 million in the comparable year-ago period, an improvement of $21.4 million.  Net income was $14.8 million, as compared to a net loss of $19.6 million, an improvement of $34.3 million.

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Adjusted EBITDA was $51.1 million, as compared to Adjusted EBITDA of $45.0 million, an improvement of $6.1 million or 13.5%.

Mr. Yorio continued, “Achieving balanced growth remains a top priority.  The majority of our categories grew in fiscal 2016 compared to just two in 2015.  Recent enhancements to our go-to-market strategy, coupled with an improving product offering, should help us continue to drive growth within Distribution in the coming year.  Within the Curriculum segment, both Science and Reading grew in fiscal 2016, with Science and our FOSS Next Generation product as the primary driver.  As we look at our opportunities moving into fiscal 2017, we expect Science to decline modestly with fewer state adoptions occurring this year, but our overall market position remains strong and we expect continued growth in open territory states.  New products in our Reading portfolio are building momentum and we expect our growth rate to increase in 2017 and beyond.  While our guidance calls for revenue growth of approximately 2.5%, with our new team-selling model we have the potential to exceed this with any material upticks in our base business and from new markets and categories, such as Healthcare and Safety & Security.  Overall, we believe we’re well positioned in the market, expanding our reach and winning share.”

Financial Outlook

The Company today provided guidance for FY17 (January 1, 2017 – December 30, 2017).  Total FY17 revenues are anticipated to be between $670 and $675 million, representing year-over-year growth of 2.1% to 2.8%.  Reported overall gross profit margin is anticipated to be between 35.7% and 36.0%, representing a decrease of 60 to 90 basis points, driven primarily by a combination of lower product development amortization costs, a shift in mix between the Curriculum and Distribution segments and higher discounting associated with strategic purchasing cooperatives.  SG&A expenses are expected to decline by approximately $4.0 million, representing an improvement of just less than 2%.  The Company expects Adjusted EBITDA to be approximately $51 million to $54 million, indicating up to a 5.7% year-over-year improvement.  Finally, the Company expects continued strong leveraged free cash flow of approximately $20 million for FY17, which is generally consistent with FY16 after taking into consideration the positive impact of the sale of an unconsolidated affiliate, which occurred in FY16.  The Company’s adjusted EBITDA and free cash outlook for FY17 are non-GAAP measures.  Reconciliations of these non-GAAP measures to the nearest GAAP financial measures are presented in the following table.

	Low End of Adjusted EBITDA Outlook	High End of Adjusted EBITDA Outlook

Operating Income	$30.9	$32.9
Plus:
Depreciation and amortization	17.3	17.3
Restructuring related costs	1.0	2.0
Stock-based compensation expense	1.8	1.8
Adjusted EBITDA	51.0	54.0

	Free Cash Flow Outlook
Cash provided by operations	$39.0
Cash used in investing	(19.0)
Free cash flow	$20.0

Additional information on the Company’s outlook for 2017 can be found in the investor presentation on page 22, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on March 16, 2017 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 86350723

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (3/16/17 – 3/23/17).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 86350723

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products.  Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well.  SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook”

constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA and leveraged/unleveraged free cash flow, non-GAAP financial measures.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A/COGS; gain on sale of unconsolidated affiliate; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; impairment charges; net interest expense; and stock-based compensation.  Unleveraged free cash flow represent Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from asset sales; unrealized foreign exchange gains and losses; restructuring and other expenditures; and changes in working capital.  Leveraged free cash flow represents unleveraged free cash flow adjusted for cash interest and cash taxes.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance and leveraged free cash flow a relevant supplemental measure of liquidity.  The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results.  We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals.  The Company assesses its operating performance using both GAAP operating income and non-GAAP adjusted operating income in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that free cash flow provides a meaningful measure of its ability to generate cash and improve liquidity.  In addition, the Company believes it provides investors a useful basis for assessing the Company’s ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and movements.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/unleveraged free cash flow does not represent, and should not be considered, an alternative to cash flow from operations.

Company Contact	Investor and Media Relations Contact
Ryan M. Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	gwiener@GWCco.com
Tel: 920-882-5868	Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31, 2016	Three Months Ended December 26, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 26, 2015

Revenues	$ 115,170	$ 105,557	$ 656,322	$ 637,464
Cost of revenues	77,864	70,370	416,394	405,123
Gross profit	37,306	35,187	239,928	232,341
Selling, general and administrative	50,250	54,004	215,227	224,937
expenses
Facility exit costs and restructuring	1,098	599	1,740	3,117
Impairment charges	-	-	-	2,714
Operating income (loss)	(14,042)	(19,416)	22,961	1,573
Other expense:
Interest expense	4,349	4,429	17,682	18,838
Early termination of long-term indebtedness	-	-	-	200
(Gain) on sale of unconsolidated affiliate.	(88)	-	(9,178)	-
Loss on early extinguishment of debt	-	-	-	877
Change in fair value of interest rate swap	-	(84)	(271)	(125)
Income (loss) before provision for income taxes	(18,303)	(23,761)	14,728	(18,217)
Provision for (benefit from) income taxes	(4,461)	(1,111)	(36)	1,348
Net income (loss)	$ (13,842)	$ (22,650)	$ 14,764	$ (19,565)

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000

Net Loss per Share:
Basic	$ (13.84)	$ (22.65)	$ 14.76	$ (19.57)
Diluted	$ (13.84)	$ (22.65)	$ 14.76	$ (19.57)

	Three Months Ended December 31, 2016	Three Months Ended December 26, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 26, 2015
Adjusted Earnings before interest, taxes,
depreciation, amortization, bankruptcy
-related costs, restructuring and
impairment charges (EBITDA)
reconciliation:
Net income (loss)	$ (13,842)	$ (22,650)	$ 14,764	$ (19,565)
Provision for (benefit from) income taxes	(4,461)	(1,111)	(36)	1,348
Restructuring costs	1,098	599	1,740	3,117
Restructuring-related costs incl in SG&A
/COGS	1,299	1,590	3,442	6,397
Gain on sale of unconsolidated affiliate	(88)	-	(9,178)	-
Change in fair value of interest rate swap	-	(84)	(271)	(125)
Loss on early extinguishment of debt	-	-	-	878
Early termination fee	-	-	-	200
Depreciation and amortization expense	3,149	4,649	13,863	18,610
Amortization of development costs	2,459	1,463	7,488	11,490
Impairment charges	-	-	-	2,714
Net interest expense	4,349	4,429	17,682	18,838
Stock-based compensation	449	261	1,615	1,135
Adjusted EBITDA	$ (5,588)	$ (10,854)	$ 51,109	$ 45,037

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands)

	December 31, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 35,097	$ 12,865
Accounts receivable, less allowance for doubtful accounts
of $1,159 and $1,077, respectively	61,713	58,370
Inventories, net	73,649	76,199
Deferred catalog costs	5,235	6,527
Prepaid expenses and other current assets	11,976	13,111
Refundable income taxes	728	9
Total current assets	188,398	167,081
Property, plant and equipment, net	28,684	27,127
Goodwill	21,588	21,588
Intangible assets, net	35,049	38,652
Development costs and other	13,703	19,321
Deferred taxes long-term	185	5
Investment in unconsolidated affiliate	-	715
Total assets	$ 287,607	$ 274,489

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 5,493	$ 1,821
Accounts payable	22,078	20,076
Accrued compensation	12,008	10,488
Deferred revenue	2,922	2,705
Other accrued liabilities	14,909	14,794
Total current liabilities	57,410	49,884
Long-term debt - less current maturities	131,994	142,438
Other liabilities	84	561
Total liabilities	189,488	192,883

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Capital in excess of par value	120,855	119,240
Accumulated other comprehensive loss	(1,784)	(1,919)
Retained earnings (accumulated deficit)	(20,953)	(35,716)
Total stockholders' equity	98,119	81,606
Total liabilities and stockholders' equity	$ 287,607	$ 274,489